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                                                                     Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION

                                       OF

                           JUNO ONLINE SERVICES, INC.

            Juno Online Services, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify:

            1. The name of the Corporation is Juno Online Services, Inc.

            2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu thereof the following:

            "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is Ninety Four Million Seven Hundred Twenty Eight Thousand Three Hundred Thirty (94,728,330) shares, including Fifteen Million One Hundred Fifty Thousand Two Hundred (15,150,200) shares of Common Stock, $0.01 par value per share (the "Common Stock") and Seventy Nine Million Five Hundred Seventy Eight Thousand One Hundred Thirty (79,578,130) shares of Series A Preferred Stock, $0.01 par value per share (the "Preferred Stock")."

            3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.


                                    JUNO ONLINE SERVICES, INC.


                                    By: /s/ CHARLES ARDAI
                                        -------------------------------
                                        Name: Charles Ardai
                                        Office: President


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